Exhibit (h)(1)(vi)
SCHEDULE A TO THE AMENDMENT TO
TRANSFER AGENCY AND SERVICE AGREEMENT
Dated: December 14, 2011
Covered Portfolios

Allianz Global Investors Solutions 2015 Fund
Allianz Global Investors Solutions 2020 Fund
Allianz Global Investors Solutions 2025 Fund
Allianz Global Investors Solutions 2030 Fund
Allianz Global Investors Solutions 2035 Fund
Allianz Global Investors Solutions 2040 Fund
Allianz Global Investors Solutions 2045 Fund
Allianz Global Investors Solutions 2050 Fund
Allianz Global Investors Solutions 2055 Fund
Allianz Global Investors Solutions Retirement Income Fund

ALLIANZ FUNDS MULTI-STRATEGY TRUST

By: Brian Shlissel
Title: President

ALLIANZ GLOBAL INVESTORS FUND MANAGEMENT LLC

By: Brian Shlissel
Title: Managing Director